Exhibit 10.2(S)

YAHOO! INC.

NOTICE OF RESTRICTED STOCK UNIT GRANT

[grantee name]

Employee ID: [number]

You have been granted an award of Restricted Stock Units by Yahoo! Inc. (the “Company”) as follows:

Date of Grant:	[date]

Total Number of Restricted	[number]
Stock Units Granted:

Type of RSU:	U.S. Executive Performance RSU

Vesting Commencement Date:	[date]

Vesting Schedule:

Shares	Vesting Date
[#]	[Date	]
[#]	[Date	]
[#]	[Date	]
[#]	[Date	]

These RSUs are subject to performance-based vesting. The actual number of shares vesting will be 0% to 200% of the target amounts shown above depending on the achievement of performance goals and time-based vesting requirements as described in the award agreement. The vesting dates shown above are approximate.

[INSERT IF APPLICABLE: This ‘front loaded’ grant represents [#] years of annual awards.]

Manner of Payment by Company:	Stock

Governing Documents:	1995 Stock Plan (the “Plan”)
Performance RSU Award Agreement for U.S. Executives

By your acceptance of this award through the Company’s online acceptance procedure (or by your signature and the signature of the Company’s representative below):

•	you acknowledge receiving and reviewing the Governing Documents (listed above) and the Supplemental Documents (listed below);

•	you agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Governing Documents and you agree to be bound by the terms of this agreement and the Governing Documents, all of which are hereby incorporated by reference into this agreement; and

•	you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Governing Documents for the purpose of implementing, administering and managing your participation in the Plan.

This agreement shall be construed and determined in accordance with the laws of the U.S. State of Delaware (without giving effect to the conflict of laws principles thereof) and shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

GRANTEE:	YAHOO! INC.

[Click here to accept]	By:	/s/ Marissa A. Mayer
Signature		Marissa A. Mayer

[grantee name]	Title:	Chief Executive Officer
Name

Insider Trading Policy
Supplemental Documents:	U.S. Prospectus

YAHOO! INC.

1995 STOCK PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR U.S. EXECUTIVES

Section 1. Grant of Restricted Stock Unit Award

(a)	Grant of Restricted Stock Units (“RSUs”). Yahoo! Inc., a Delaware corporation (the “Company”), hereby grants to the grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) the number of RSUs (such number, the “Target Number” of RSUs; and one-[fourth] of the Target Number being the “Annual Target Number” of RSUs for each “Performance Year” identified in Section 2(c)(i) hereof) set forth in the Notice of Grant, on the terms and conditions set forth in this Performance Restricted Stock Unit Award Agreement for U.S. Executives (this “Agreement”) and as otherwise provided in the Yahoo! Inc. 1995 Stock Plan, as amended (the “Award”).

(b)	Incorporation of Plan; Capitalized Terms. The provisions of the Yahoo! Inc. 1995 Stock Plan, as amended (the “Plan”) are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of RSUs provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)	Limitations on Rights Associated with RSUs. The RSUs are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the RSUs.

(b)	Restrictions. The RSUs and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

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(c)	Performance-Based Requirements; Lapse of Restrictions.

(i)	Subject to Section 2(c)(ii) below, for each of [20 , 20 , 20 and 20 ] (each such year, a “Performance Year”), the Grantee shall be credited with a number of RSUs equal to the Annual Target Number of RSUs for the applicable Performance Year multiplied by a percentage that (A) will be determined by the Administrator after the Performance Year based on the Company’s achievement of financial performance goals established for that Performance Year and (B) will be between 0% and 200%. The performance goals and the methodology for establishing the number of RSUs to be credited will be established by the Administrator not later than ninety (90) days after the start of the applicable Performance Year (and in any event at a time when it is substantially uncertain whether the performance targets will be achieved). The methodology to determine the RSU crediting percentage will be communicated to the Grantee after it is established by the Administrator. The Administrator shall, following the end of each Performance Year, determine whether and the extent to which the performance targets for that Performance Year have been satisfied and the RSU crediting percentage for that Performance Year. Such determinations by the Administrator shall be final and binding. The date of such determinations by the Administrator for the Performance Year is referred to as the “Determination Date.” Any of the Annual Target Number of RSUs for a particular Performance Year that are not credited to the Grantee in accordance with the foregoing provisions of this Section 2(c)(i) shall terminate as of the last day of the Performance Year.

(ii)	Subject to Sections 2(e) through 2(g) below, the RSUs credited to the Grantee pursuant to Section 2(c)(i) for a particular Performance Year shall vest and become non-forfeitable upon the Vesting Date for that Performance Year; provided, however, that if a Change in Control (as defined in Section 2(g)) occurs during the Performance Year, the Annual Target Number of RSUs for such Performance Year shall vest upon the final day of such Performance Year. The “Vesting Date” for a Performance Year shall be the Determination Date as to that Performance Year unless otherwise expressly provided in this Agreement.

(d)	Timing and Manner of Payment of RSUs. As soon as practicable after (and in no case more than seventy-four days after) the date any RSUs subject to the Award become non-forfeitable (the “Payment Date”), such RSUs shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of RSUs that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. The Grantee shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.

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(e)	Termination of Employment; Leaves of Absence. The following provisions shall apply in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary, or should the Grantee take a leave of absence from employment with the Company, Parent or any Subsidiary:

(i)	General. Except as expressly provided below in this Section 2(e) or Section 2(g), in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the RSUs granted hereunder, such portion of the RSUs held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination. (The date of any such termination of the Grantee’s employment or service is referred to in this Agreement as the “Termination Date.”) Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are forfeited pursuant to any provision of this Agreement.

(ii)	Termination Without Cause or Due to Death or Disability. Notwithstanding the foregoing clause (i) but subject to Section 2(g) below:

(A)

Termination More Than Six Months After Start of Performance Year: in the event (1) the termination of the Grantee’s employment is by the Company, Parent or Subsidiary without Cause (as defined below) or due to the Grantee’s death or Total Disability (as defined in the Plan) and the Grantee complies with the release and other requirements described in Section 2(j), and (2) the Termination Date occurs more than six (6) months after the start of a particular Performance Year and prior to the Vesting Date for that Performance Year, the number of RSUs that vest for that Performance Year shall equal (x) the number of RSUs (if any) that would have vested in accordance with Section 2(c) if the Grantee’s employment had continued through the Vesting Date, multiplied by (y) a fraction (which shall not be greater than 1), the numerator of which is the number of whole months between January 1 of the Performance Year and the Termination Date, and the denominator of which is twelve (12). Any RSUs that vest pursuant to this clause (ii)(A) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the later of the last day of the Performance Year or the Termination Date (provided, that if the period for the Grantee to consider and revoke the release contemplated by Section 2(j) spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years). Any RSUs that do not vest in accordance with the foregoing provisions of this clause (ii)(A) shall be automatically forfeited by the Grantee as of the Termination Date (or, in

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the case of a termination during the Performance Year, as of the last day of the Performance Year). For avoidance of doubt, this clause (ii)(A) will not apply to any such termination that occurs during the first half of the Performance Year or, other than a termination due to the Grantee’s death or Total Disability, at any time within the 12-month period following a Change in Control.

(B)	Front-Loaded Awards - Termination More Than Six Months After Start of Performance Year: notwithstanding the foregoing clause (ii)(A), in the event (1) the termination of the Grantee’s employment is by the Company, Parent or Subsidiary without Cause or due to the Grantee’s death or Total Disability and the Grantee complies with the release and other requirements described in Section 2(j), and (2) this award is designated as “front loaded” in the Notice of Grant, then the number of RSUs that vest upon the Termination Date shall equal the quotient of (x) any RSUs that would have vested under clause (ii)(A) if this were not a front-loaded award, divided by (y) the number of years of annual awards this grant represents, as stated in the Notice of Grant. Any RSUs that vest pursuant to this clause (ii)(B) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the later of the last day of the Performance Year or the Termination Date (provided, that if the period for the Grantee to consider and revoke the release contemplated by Section 2(j) spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years). Any RSUs that do not vest in accordance with the foregoing provisions of this clause (ii)(B) shall be automatically forfeited by the Grantee as of the Termination Date (or, in the case of a termination during the Performance Year, as of the last day of the Performance Year). For avoidance of doubt, this clause (ii)(B) will not apply to any such termination (other than a termination due to the Grantee’s death or Total Disability) that occurs at any time within the 12-month period following a Change in Control.

(iii)

For purposes of this Agreement, “Cause” shall mean termination of the Grantee’s employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (A), (B) and (C) below, if curable, the Grantee has not cured within fourteen (14) days after the Grantee receives written notice from the Company specifying with reasonable particularity such occurrence: (A) the Grantee’s refusal or material failure to perform the Grantee’s job duties and responsibilities (other than by reason of the Grantee’s serious physical or mental illness, injury or medical condition); (B) the Grantee’s failure or refusal to comply in any material respect with material Company policies or lawful directives; (C) the Grantee’s material breach of any contract or agreement between the Grantee and the Company (including but not limited to any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between the Grantee and the Company), or the Grantee’s material breach of any statutory duty, fiduciary duty or any other obligation that the

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Grantee owes to the Company; (D) the Grantee’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or the Grantee’s engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or (E) the Grantee’s indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate the Grantee’s employment for Cause without notice and opportunity to cure. However, should the Company choose to offer the Grantee another opportunity to cure, it shall not be deemed a waiver of its rights under this provision. For purposes of this definition, the term “Company” shall include a Parent or any Subsidiary of the Company.

(iv)	Leaves of Absence. The provisions of this paragraph are subject to compliance with all applicable laws relating to the Grantee’s employment by the Company, Parent or Subsidiary (as applicable), and shall apply to the Award unless otherwise expressly provided in a Company leave of absence vesting policy approved by the Administrator or otherwise by the Administrator. In the event the Grantee is on an authorized leave of absence from the Company, Parent or Subsidiary (as applicable) at any time on or after the first day of a Performance Year, the Vesting Date for that Performance Year shall be the date that is X days following the Determination Date for that Performance Year (where “X” equals the total number of calendar days that the Grantee is on such a leave of absence in the period of time commencing with the first day of that Performance Period through and including the Determination Date for that Performance Period or, if the Grantee is on such a leave of absence on the Determination Date for that Performance Period, through and including the last day of such leave of absence), but in no event shall the Vesting Date be later than the last day of the maximum term of this Award as provided in the Plan (and any RSUs that have not vested and become non-forfeitable when such maximum term is reached shall be automatically forfeited by the Grantee). In the event Section 2(e)(ii)(A) applies, in determining the fraction referenced in Section 2(e)(ii)(A), the numerator (which is generally the number of whole months between January 1 of the applicable Performance Year and the Termination Date) shall be determined by assuming that the Grantee’s Termination Date occurred X days earlier than it actually occurred (with “X” determined as provided in the preceding sentence).

(f)	Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i)	In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

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(ii)	In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to a number of RSUs equal to the sum of (A) the number of RSUs (if any) that would have vested in accordance with Section 2(c) with respect to any Performance Year ended prior to the year in which such transaction occurs (to the extent not previously paid and assuming the Grantee’s employment had continued through the applicable Vesting Date), and (B) the Annual Target Number of RSUs for the Performance Year in which such transaction occurs and any subsequent Performance Year(s).

(g)	Change in Control. The following provisions shall apply in the event of a Change in Control (as defined below) prior to the fourth anniversary of the date of grant specified in the Notice of Grant (the “Date of Grant”):

(i)	In the event that, during the period of twelve (12) months following the Change in Control, the Grantee’s employment is terminated by the Company, Parent or any Subsidiary without Cause or by the Grantee for Good Reason (as defined below) and the Grantee complies with the release and other requirements described in Section 2(j), a number of RSUs shall vest upon the later of the Grantee’s Termination Date or the date any such release becomes final and irrevocable equal to the sum of (A) the number of RSUs (if any) that would have vested in accordance with Section 2(c) with respect to any Performance Year ended prior to the year in which the Change in Control occurs (to the extent not previously paid and assuming the Grantee’s employment had continued through the applicable Vesting Date), and (B) the Annual Target Number of RSUs for the Performance Year in which the Change in Control occurs and any subsequent Performance Year(s). Any RSUs that vest pursuant to this clause (i) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the Termination Date (provided, that if the period for the Grantee to consider and revoke any such release spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years).

(ii)	For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the Date of Grant:

(A)

any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same

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proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

(B)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(C)	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(iii)	For purposes of this Agreement, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from the Grantee specifying in reasonable detail the reasons the Grantee believes one of the following events or conditions has occurred (provided such notice is delivered by the Grantee no later than 30 days after the initial existence of the occurrence): (A) a material diminution of the Grantee’s then current aggregate base salary and target bonus amount (other than reductions that also affect other similarly situated employees) without the Grantee’s prior written agreement; (B) the material diminution of the Grantee’s authority, duties or responsibilities as an employee of the Company without the Grantee’s prior written agreement (except that change in title or assignment to a new supervisor by itself shall not constitute Good Reason); or (C) the relocation of the Grantee’s position with the Company to a location that is greater than 50 miles from the Grantee’s current principal place of employment with the Company, and that is also further from the Grantee’s principal place of residence, without the Grantee’s prior written agreement, provided that in all events the termination of the Grantee’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.” For purposes of this definition, the term “Company” shall include a Parent or any Subsidiary of the Company.

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(iv)	For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

This Award of RSUs shall not be subject to the acceleration of vesting provisions of Section 2.5 of the Amended and Restated Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees.

(h)	Income Taxes. Except as provided in the next three sentences, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the RSUs having a Fair Market Value equal to the taxes that the Company determines it or the Grantee’s employer is required to withhold under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates) (“Net Share Settlement”). In the event that the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or a combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender shares of Common Stock of the Company which (A) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined. Notwithstanding the foregoing, if the Grantee has been designated by the Company’s Board of Directors as an “executive officer” (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) the Administrator may (but is under no obligation to) allow the Grantee, during such times and under such terms as the Administrator may provide, to elect in advance whether tax withholding obligations in connection with the RSUs will be satisfied (1) by Net Share Settlement, or (2) by the Grantee making a payment in cash to the Company (a “Cash Settlement”); and if the Grantee has a Cash Settlement election in effect on the Date of Grant as to other Company RSU awards, such election shall also apply to this Award, unless and until such election is modified in accordance with its terms.

(i)	No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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(j)	Conditions of Accelerated Vesting; Exclusive Remedy. The accelerated vesting provisions specified in Sections 2(e) and 2(g) above are conditioned on (1) the Grantee’s signing a full release of any and all claims against the Company in a release form acceptable to the Company (within the period specified in it by the Company, which in no event shall be more than fifty days following the Grantee’s Termination Date) and the Grantee’s not revoking such release pursuant to any revocation rights afforded by applicable law, and (2) the Grantee’s compliance with the Grantee’s obligations under his or her Employee Confidentiality and Assignment of Inventions Agreement, or similar agreement. The Grantee agrees that such accelerated vesting benefits specified in this Agreement (and any applicable severance benefits provided under a written agreement with the Company then in effect in accordance with its terms) will constitute the exclusive and sole remedy for any termination of the Grantee’s employment and the Grantee covenants not to assert or pursue any other remedies, at law or in equity, with respect to the Grantee’s termination and/or employment.

Section 3. Miscellaneous

(a)	Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b)	No Right to Continued Employment. The Grantee understands and agrees that the vesting of Shares pursuant to Section 2 above is not earned through the act of being hired, being granted the RSUs or being credited Shares under this Agreement. The Grantee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Grantee any right with respect to continuation as an employee or consultant with the Company, a Parent or any Subsidiary, nor shall it interfere with or restrict in any way the right of the Company, a Parent or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c)	Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

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(f)	Section 409A. This Agreement and the Award are intended to comply with or be exempt from, as the case may be, Section 409A of the Code so as to not result in any tax, penalty or interest thereunder. This Agreement and the Award shall be construed and interpreted accordingly. Except for the Company’s tax withholding rights, the Grantee shall be solely responsible for any and all tax liability with respect to the Award.

(g)	Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(h)	Governing Law/Choice of Venue.

(i)	This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), as provided in the Plan.

(ii)	For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California where this grant is made and/or to be performed and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts.

(i)	Imposition of Other Requirements. If the Grantee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(j)	Recoupment. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to the Award and any Shares that may be issued in respect of the Award.

(k)	Entire Agreement. This Agreement, the Notice of Grant and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(l)	Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

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(m)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)	Signature. This Agreement shall be deemed executed by the Company and the Grantee as of the Date of Grant upon execution by such parties (or upon the Grantee’s online acceptance) of the Notice of Grant.

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